Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Municipal Trust
811-07873

A special meeting of the shareholders of Municipal
Bond Fund (the  Fund ), a series of Nuveen
Municipal Trust, was held on April 13, 2012.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen All-American
Municipal Bond Fund, a series of Nuveen Municipal
Trust.

The results of the shareholder vote of were as follows:

<c> Municipal Bond Fund
To approve an Agreement and
Plan of Reorganization (and the
related transactions)

   For

   Against
                33,941,160
   Abstain
                  1,131,683
   Broker Non-Votes
                  1,645,034
      Total
                36,717,877

Proxy materials are herein incorporated by reference to the SEC filing on February 3, 2012, under Conformed Submission Type N 14A, accession number 0001193125-12-038964.